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                                                                    Exhibit 10.5

                                                                  EXECUTION COPY


                        SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement ("Agreement") is entered into as of this 17th day of September, 2003, between Cosi, Inc., a Delaware corporation, and any successor thereto (collectively, the "Company") and Kenneth Betuker (the "Executive").

      The Executive and the Company agree as follows:

      The employment relationship between the Executive and the Company terminated on August 18, 2003 (the "Effective Date").

            1. In consideration of Executive's execution of this Agreement, the Company has agreed to pay the Executive certain payments and to make certain benefits available as set forth on Annex 1 hereto.

            2. For and in consideration of the payments and/or other benefits to be provided to and/or on behalf of the Executive pursuant to this Agreement, the sufficiency of which the Executive hereby acknowledges, the Executive, on behalf of the Executive and the Executive's heirs, executors and assigns, hereby releases and forever discharges the Company and its stockholders, parents, affiliates, subsidiaries, divisions, any and all current and former directors, officers, executives and agents thereof, and their heirs and assigns, and any and all pension benefit or welfare benefit plans of the Company, including current and former trustees and administrators of such pension benefit and welfare benefit plans (collectively, the "Releasees"), from all claims, charges, or demands, in law or in equity, whether known or unknown, which may have existed or which may now exist from the beginning of time to the date of this Agreement, including, without limitation, any claims the Executive may have arising from or relating to the Executive's employment or termination from employment with the Company, including a release of any rights or claims the Executive may have under Title VII of the Civil Rights Act of 1964, as amended, and the Civil Rights Act of 1991 (which prohibit discrimination in employment based upon race, color, sex, religion, and national origin); the Americans with Disabilities Act of 1990, as amended, and the Rehabilitation Act of 1973 (which prohibit discrimination based upon disability); the Family and Medical Leave Act of 1993 (which prohibits discrimination based on requesting or taking a family or medical leave); Section 1981 of the Civil Rights Act of 1866 (which prohibits discrimination based upon race ); Section 1985(3) of the Civil Rights Act of 1871 (which prohibits conspiracies to discriminate); the Executive Retirement Income Security Act of 1974, as amended (which prohibits discrimination with regard to benefits); any other federal, state or local laws against discrimination; or any other federal, state, or local statute, or common law relating to employment, wages, hours, or any other terms and conditions of employment. This includes a release by the Executive of any claims for wrongful discharge, breach of contract, torts or any other claims in any way related to the Executive's employment with or resignation or termination from the Company. This release also includes a release of any claims for age discrimination under the Age Discrimination in Employment Act, as amended ("ADEA"). The ADEA requires that the Executive be advised to consult with an attorney before the Executive waives any claim under ADEA. In addition,


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      the ADEA provides the Executive with at least 21 days to decide whether to waive claims under ADEA and seven days after the Executive signs this Agreement to revoke that waiver. Notwithstanding the foregoing provisions of this Section 3, the release given by the Executive hereunder shall not apply to, and the Executive shall retain and shall be entitled to enforce by litigation or otherwise, all rights arising under or with respect to
      (i) the obligations of the Company to indemnify and hold harmless the Executive, (ii) all directors and officers liability insurance coverage applicable to the Executive, (iii) the Executive's rights to enforce the terms of this Agreement, and (iv) any and all benefits to which the Executive shall be entitled under the terms of the Company's employee benefit plans.

            3. Executive confirms that as of the date hereof he has not filed, caused to be filed, or is a party to any claim, charge, complaint, or action against the Releasees in any forum or form. In the event that any such claim, charge, complaint or action is filed with respect to matters arising prior to the date hereof, Executive shall not be entitled to recover any relief or recovery therefrom, including costs and attorney's fees. Executive further confirms that he has no known workplace injuries as of the date hereof.

            4. This Agreement is not an admission by either the Executive or the Company of any wrongdoing or liability.

            5. The Executive agrees he will not make, or cause any other person to make, any false, disparaging or derogatory statements regarding the Company or its subsidiaries or any of their respective current or former shareholders, directors, officers, employees, agents or representatives (in their respective capacities as current or former shareholders, directors, officers, employees, agents or representatives of the Company or its subsidiaries). The Executive further agrees not to take any action or make any statement the effect of which would be directly or indirectly to materially impair the goodwill of the Company, including, but not limited to any action or statement intended, directly or indirectly, to benefit a competitor of the Company. The Company shall take all reasonable measures to cause the senior officers and directors of the Company (in their respective capacities as senior officers and directors of the Company) not to make any false, disparaging or derogatory statements regarding the Executive.

            6. Executive agrees not to disclose any information regarding the existence or substance of this Agreement, except to an attorney or professional advisors with whom Executive chooses to consult regarding her consideration of this Agreement, or as may be otherwise required by law.

            7. Executive acknowledges and agrees that he is bound by the Confidentiality and Non-Compete Agreement dated as of April, 10 2000, (the "Confidentiality Agreement"), a copy of which is attached hereto as Exhibit A. Notwithstanding the provisions of the Confidentiality Agreement, in consideration of the execution of this Agreement, Employer has agreed that it will not unreasonably withhold its consent to Executive entering the employ of, or otherwise rendering services to, an entity engaged in providing the same or similar services or products as provided by the Company. In this regard, the parties hereto agree that Paragraph 5(ii) of the Confidentiality Agreement is deleted in its entirety and replaced with the following:


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            "(ii) Executive hereby agrees that, during the term of Executive's employment with the Company and for a period of six (6) months thereafter, Executive shall not, directly or indirectly, without the express prior written consent of the Company, which shall not be unreasonably withheld, (a) enter the employ of, or render any services to, any person, firm, corporation or other entity engaged in providing the same or similar services or products as provided by the Company; or, (b) engage in any business in competition with the Company on Executive's own account or become interested in any such business, directly or indirectly, as an individual, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, or in any other relationship or capacity. Nothing contained in this paragraph shall be deemed to prohibit you from acquiring, solely as an investment, securities of any public corporation."

            Other than the amendment to Paragraph 5(ii) of the Confidentiality Agreement, the Confidentiality Agreement shall remain unchanged, fully effective, and is ratified and confirmed in all respects.

            8. The Company shall indemnify the Executive to the fullest extent permissible under its by-laws as in effect on the date hereof, including, without limitation, by reason of Executive's acting as (i) a "Permittee" under liquor licenses obtained on behalf of the Company and (ii) a signatory of the Company's tax returns and filings. The Company shall take all reasonable measures to replace Executive as Permittee under the aforementioned liquor licenses as soon as possible.

            9. The Executive waives any right to reinstatement or future employment with the Company following the Executive's separation from the Company on August 18, 2003.

            10. The Executive agrees not to engage in any act after execution of this Agreement that is intended, or may reasonably be expected to harm the reputation, business, prospects or operations of the Company, its officers, directors, stockholders or executives. The Executive will take no action which would reasonably be expected to lead to unwanted or unfavorable publicity to the Company.

            11. The Executive agrees to cooperate reasonably with the Company and its counsel in regard to any litigation, investigation, or similar action presently pending or subsequently initiated involving matters of which the Executive has knowledge as a result of Executive's employment with the Company (each, an "Action"). Such reasonable cooperation shall consist of the Executive making himself available at reasonable times for consultation with officers of the Company and its counsel and for depositions or other similar activity. The Executive shall not receive any additional compensation for rendering such assistance. The Company agrees to keep the Executive reasonably informed with respect to any Action.

            12. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to the principles of conflict of laws. Exclusive jurisdiction with respect to any legal proceeding brought concerning any


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      subject matter contained in this Agreement shall be settled by arbitration in New York, New York in accordance with the applicable rules of the American Arbitration Association; provided that each party shall be responsible for its own costs and expenses in any such legal proceeding.

            13. This Agreement represents the complete agreement between the Executive and the Company concerning the subject matter in this Agreement and supersede all prior agreements or understandings, written or oral. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

            14. It is further understood that for a period of seven (7) days following the execution of this Agreement in duplicate originals, the Executive may revoke this Agreement, and this Agreement shall not become effective or enforceable until this revocation period has expired. No revocation of this Agreement by the Executive shall be effective unless the Company has received within the seven (7) day revocation period, written notice of any revocation, all monies received by the Executive under this Agreement and all originals and copies of this Agreement.

            15. This Agreement has been entered into voluntarily and not as a result of coercion, duress, or undue influence. The Executive acknowledges that the Executive has read and fully understands the terms of this Agreement and has been advised to consult with an attorney before executing this Agreement. Executive acknowledges that he has been advised in writing to consult with an attorney prior to execution of this Agreement. Additionally, the Executive acknowledges that the Executive has been afforded the opportunity of at least twenty-one (21) days to consider this Agreement.

            16. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original. This Agreement and any counterpart so executed shall be deemed one in the same instrument.


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            The parties to this Agreement have executed this Agreement as of the day and year first written above.

                                          COSI, INC.


                                          By:      /s/ Kevin Armstrong
                                                  ------------------------------
                                                  Name:
                                                  Title:


                                          KENNETH BETUKER

                                            /s/ Kenneth Betuker
                                          --------------------------------------


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                                     ANNEX 1

The Executive shall receive the following severance payments and benefits, less any applicable withholding taxes:

1) 26 bi-weekly payments of $9,615.38 commencing on the next payroll date of the Company following the seventh day of the expiration of the revocation period in Section 14 of the Agreement.

2) A lump sum payment of $31,250.00 in respect of Executive's accrued vacation to be made within 7 days following the expiration of the revocation period in Section 14 of the Agreement.

3) All Company stock options granted to the Executive during his employment with the Company shall continue to vest and shall be exercisable in accordance with the terms of each agreement evidencing each such grant as if Executive's employment with the Company had not terminated; provided that each such option shall not be subject to accelerated exercise requirements or early termination provisions; provided that Executive does not revoke the Agreement pursuant to Section 14 thereof.

4) In the event that the Executive's elects continuing benefits coverage pursuant to his rights under the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), Executive shall be entitled to continue such coverage and the Company shall pay the cost of such coverage for a period of 12 months following the Effective Date; provided that Executive does not revoke the Agreement pursuant to Section 14 thereof. After such 12-month period, Executive shall pay the cost of continuing COBRA coverage at his own expense and shall make payment directly to the Company's insurance provider.

5) The Company shall reimburse Executive for the reasonable and necessary out-of-pocket expenses incurred by Executive in performing his duties while employed by the Company within 7 days of the presentation of such documentation thereof as the Company normally and customarily requires of its employees generally.

6) The Company shall return all items of personal property left in Executive's former office at the Company at its expense and shall provide Executive with a copy of any personal information contained on his Company-owned lap top computer.

7) The Company shall reimburse Executive for the reasonable legal expenses incurred by Executive in connection with the negotiation of this Agreement within 7 days of the presentation of reasonable documentation thereof following the expiration of the revocation period in Section 14 of the Agreement.